Exhibit 10.5
Amendment No. 1 to Employment Agreement
          THIS AMENDMENT is made on April 9, 2007 by and between DOLLAR FINANCIAL GROUP, INC. (the “Company”), DOLLAR FINANCIAL CORP. formerly known as DFG HOLDINGS, INC. (“DFC” and, together with the Company, the “Employer”) and DONALD F. GAYHARDT (“Executive”).
     WHEREAS, the Employer and the Executive are parties to an Employment Agreement dated as of December 19, 2003 (the “Agreement”); and
     WHEREAS, the Employer and Executive desire to amend the Agreement to provide for the payment of severance in the event Executive resigns without Good Reason after December 19, 2007, and to provide that no such severance benefit, nor any other payments provided under the Agreement, will be paid before the earliest date permitted under Section 409A of the Internal Revenue Code and its related regulations.
     NOW, THEREFORE, in consideration of these premises and intending to be legally bound hereby, the Agreement is amended as follows, effective as of the date first above written:
1.	Paragraph 3(i) is hereby added to the Agreement to read as follows:

“If Executive terminates his employment without Good Reason on or after December 20, 2007, and provides Employer written notice 30 days prior to the effective date of such termination, Executive shall be paid an amount equal to his Base Salary, with such amount payable in equal installments for a period of twelve (12) months and in accordance with the past payroll practices of the Employer following the effective date of his termination, subject to the Code Section 409A provisions in paragraph 18. In addition, for a period of twelve (12) months immediately following such date of termination, Employer shall also (i) continue to contribute to the cost of Executive’s health insurance coverage by contributing an amount equal to the amount contributed by the Employer towards the Executive’s health insurance premium prior to his date of termination towards Executive’s COBRA premium during such twelve (12) month period, but only to the extent that Executive applies for and otherwise remains eligible for health care continuation coverage under COBRA during such twelve (12) month period and (ii) continue to pay to the Executive an amount equal to the automobile allowance provided to Executive by Employer prior to his date of termination. Executive shall not be required to seek alternative employment following the payment to him of any such Base Salary pursuant to this paragraph 3(i) and any compensation earned by Executive in any such alternate employment will not mitigate Employer’s obligations to Executive hereunder.”
2.	Paragraph 18 of the Agreement is revised by adding the following to the end thereto:

“Notwithstanding anything in this Agreement to the contrary, in no event shall Employer be obligated to commence payment or distribution to Executive of any amount that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), earlier than the earliest permissible date under Section 409A of the Code that such amount could be paid without additional taxes or interest being imposed under Section 409A of the Code; provided, however, that in the event that any amounts that would otherwise have been payable but for the operation of this sentence are delayed, the Employer shall pay the deferred portion of all such amounts in a single lump sum as soon as administratively feasible once payment is permissible hereunder. Employer and Executive agree that they will execute any and all amendments to this Agreement as may be necessary to ensure compliance with the distribution provisions of Section 409A of the Code.”

3.	The Agreement, as amended by the foregoing changes, is hereby ratified and confirmed in all respects.

4.	This Amendment may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.
[Signature page follows]

               IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND, each of the Company and DFC has caused this Amendment to be executed by its duly authorized officer, and Executive has executed this Amendment, in each case on the date first written above.

Dollar Financial Group, INC.
By:	/s/ Jeffrey A. Weiss
Name & Title: Jeffrey A. Weiss, Chairman of the Board and Chief Executive Officer

Dollar Financial Corp.
By:	/s/ Jeffrey A. Weiss
Name & Title: Jeffrey A. Weiss, Chairman of the Board and Chief Executive Officer

Donald F. Gayhardt
/s/ Donald F. Gayhardt